                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                        AMENDMENT NO. 2 TO CURRENT REPORT

        PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

            Date of Report (Date of earliest event reported) July 24, 1998

                            MATTSON TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


--------------------------------------------------------------------------------

        Delaware                        0-21970                77-0208119
(State or other jurisdiction of (Commission File Number)      (IRS Employer
        incorporation)                                       Identification No.)

--------------------------------------------------------------------------------

                             3550 West Warren Avenue
                            Fremont, California 94538
               (Address of principal executive offices) (Zip Code)

--------------------------------------------------------------------------------

        Registrant's telephone number, including area code (510) 657-5900

          (Former name or former address, if changed since last report)

         The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed August 6, 1998 as set forth in the pages attached hereto.

Item 7. Financial Statements and Exhibits

         (a) Concept Systems Design, Inc. financial statements for the years ended June 30, 1997 and 1998.

                          CONCEPT SYSTEMS DESIGN, INC.
                                  BALANCE SHEET
                             JUNE 30, 1998 AND 1997
                        (in thousands, except share data)
                                     ASSETS


                                                                  1998          1997
                                                               --------      --------
Current assets:
     Cash and cash equivalents                                 $    156      $  1,140
     Restricted cash                                                100         1,434
     Accounts receivable, net of allowance for doubtful
         accounts of $46 and $46                                  1,218         1,409
     Income tax receivable                                          551         1,775
     Inventories                                                  2,191         2,828
     Prepaid expenses and other current assets                      116           272
                                                               --------      --------
        Total current assets                                      4,332         8,858
                                                               --------      --------
Property, plant and equipment, at cost:
     Machinery and equipment                                      1,972         2,495
     Leasehold improvements                                       1,899         1,457
     Furniture and fixtures                                         173           162
                                                               --------      --------
                                                                  4,044         4,114
     Less:  Accumulated depreciation and amortization            (1,412)         (743)
                                                               --------      --------
                                                                  2,632         3,371
Deposits and other assets                                           352           535
                                                               --------      --------
                                                               $  7,316      $ 12,764
                                                               --------      --------
                                                               --------      --------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Note payable                                              $    683      $   --
     Borrowing under lines of credit                               --             675
     Accounts payable                                             4,448         1,374
     Accrued liabilities                                            548           929
     Deferred revenue and customer deposits                       1,600           699
     Debenture payable                                            4,000          --
                                                               --------      --------
         Total current liabilities                               11,279         3,677
                                                               --------      --------
Long-term portion of borrowing under lines of credit               --             700
                                                               --------      --------
Commitments (Note 5)

Shareholders' equity
     Series A Convertible Preferred stock, no par value:
       Authorized, issued and outstanding 400,000                 6,000         6,000
     Common stock, no par value
         Authorized - 10,000,000
         Issued and outstanding - 2,257,441 and 2,253,541           296           292
     Retained earnings (deficit)                                (10,259)        2,095
                                                               --------      --------
         Total shareholders' equity (deficit)                    (3,963)        8,387
                                                               --------      --------
                                                               $  7,316      $ 12,764
                                                               --------      --------
                                                               --------      --------



   The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                             STATEMENT OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                                 (in thousands)


                                                          1998               1997
                                                      ----------         ----------
Sales                                                 $    8,725         $   12,809

Cost of sales                                              7,396              7,867
                                                      ----------         ----------
         Gross profit                                      1,329              4,942
                                                      ----------         ----------
Operating expenses:
     Selling, general and administrative                   3,417              3,832
     Research and development                             10,356              5,976
                                                      ----------         ----------
         Total operating expenses                         13,773              9,808
                                                      ----------         ----------
Loss from operations                                     (12,444)            (4,866)
                                                      ----------         ----------
Interest expense and other income, net                      (374)                (4)
                                                      ----------         ----------
Loss before provision for income taxes                   (12,818)            (4,870)

Benefit from income taxes                                    464              1,821
                                                      ----------         ----------
Net loss                                              $  (12,354)        $   (3,049)
                                                      ----------         ----------
                                                      ----------         ----------


   The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                        STATEMENT OF SHAREHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                           SERIES A CONVERTIBLE                                   RETAINED
                                             PREFERRED STOCK               COMMON STOCK           EARNINGS
                                           --------------------        ---------------------       -------
                                           SHARES        AMOUNT        SHARES         AMOUNT      (DEFICIT)       TOTAL
                                           --------------------        ---------------------       -------        -----
Balance June 30, 1996                            -      $      -     2,230,000      $     238      $  5,144      $  5,382

     Issuance of common stock                    -             -        23,541             54             -            54

     Issuance of preferred stock           400,000         6,000             -              -             -         6,000

     Net loss                                    -             -             -              -        (3,049)       (3,049)
                                           -------      --------     ---------      ---------      --------      --------
Balance June 30, 1997                      400,000         6,000     2,253,541            292         2,095         8,387

     Issuance of common stock                    -             -         3,900              4             -             4

     Net loss                                    -             -             -              -       (12,354)      (12,354)
                                           -------      --------     ---------      ---------      --------      --------
Balance June 30, 1998                      400,000      $  6,000     2,257,441      $     296      $(10,259)     $ (3,963)
                                           -------      --------     ---------      ---------      --------      --------
                                           -------      --------     ---------      ---------      --------      --------



   The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                             STATEMENT OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                                 (IN THOUSANDS)


                                                                                        1998              1997
                                                                                    ----------         ---------
Cash flows from operating activities:
     Net loss                                                                       $  (12,354)        $  (3,049)
     Adjustments to reconcile net loss to net cash used for operating activities:
         Depreciation                                                                      986               529
         Loss on disposition of fixed assets                                             1,738                 -
         Changes in operating assets and liabilities:
             Restricted cash                                                             1,334            (1,284)
             Accounts receivable                                                           191             1,423
             Income tax receivable                                                       1,224            (1,774)
             Inventories                                                                   637             1,445
             Prepaid expenses and other current assets                                     156               111
             Deposits and other assets                                                     183                47
             Accounts payable                                                            3,074            (1,888)
             Accrued liabilities                                                          (381)                6
             Deferred revenue and customer deposits                                        901                90
                                                                                    ----------         ---------
               Net cash used for operating activities                                   (2,311)           (4,344)
                                                                                    ----------         ---------
Cash flows from investing activities:
     Purchase of property and equipment                                                 (1,985)           (3,053)
                                                                                    ----------         ---------
Cash flows from investing activities:
     Proceeds from borrowings                                                            4,683               875
     Repayment of lines of credit                                                       (1,375)           (2,000)
     Issuance of common stock                                                                4                54
     Issuance of preferred stock                                                             -             6,000
                                                                                    ----------         ---------
               Net cash provided by financing activities                                 3,312             4,929
                                                                                    ----------         ---------
Net decrease in cash and cash equivalents                                                 (984)           (2,468)

Cash and cash equivalents at beginning of year                                           1,140             3,608
                                                                                    ----------         ---------
Cash and cash equivalents at the end of the year                                    $      156         $   1,140
                                                                                    ----------         ---------
                                                                                    ----------         ---------
Supplemental disclosure of cash flow information:
     Cash paid for interest                                                         $      238         $     141
     Cash paid for income taxes                                                     $      304         $     290



   The accompanying notes are an integral part of these financial statements.

                          CONCEPT SYSTEMS DESIGN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 1: ORGANIZATION

Concept Systems Design, Inc. was incorporated in California on July 1, 1989, to develop, manufacture and sell semiconductor capital equipment. In addition, the Company also provides field service support and sells spare parts for its products. The principal markets for the Company's semiconductor capital equipment are domestic, European and Pacific Rim semiconductor manufacturers. All of the Company's manufacturing operations are carried out in a single facility, located in Fremont, California. The Company is subject to a number of risks including concentrations of customers in the semiconductor industry, the need to obtain adequate financing, competition from firms with greater financial resources than the Company, and dependence on key personnel.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts of these instruments approximate fair value due to their short maturities.

RESTRICTED CASH

The cash received in connection with the sale of Series A Convertible Stock is restricted for use only in the development of the Company's next generation product, the Single Wafer System. In addition, the Company is required to maintain cash balances that are restricted by provisions of its building lease agreement. Restricted cash is invested in accounts earning market rates; therefore, its carrying value approximates fair value. Such cash is excluded from cash and cash equivalents for the purposes of the statement of cash flows.

STOCK BASED COMPENSATION

In October, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). As allowed by the provisions of SFAS No. 123, the Company has continued to apply APB Opinion No. 25 in accounting for its stock option plans and, accordingly, does not recognize compensation cost because the exercise price equals the market price of the underlying stock at the date of grant. The Company has adopted the disclosure only provisions of SFAS No. 123 and Note 9 to the financial statements contains a summary of the pro forma effects to reported net income (loss) for fiscal 1998 and 1997 for compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No.123.

INVENTORIES

Inventories are stated at the lower of cost or market and include material, labor and manufacturing costs. Inventories are valued at currently adjusted standards, which approximate actual costs, on a first-in, first-out basis.

The Company provides inventory reserves for excess, obsolete, damaged or lost inventory. The process of estimating required inventory reserves is judgmental and is based on a number of factors, which require input and discussion among various members of management. Such factors include changes in customer demand and technology, as well as other economic factors. Therefore, it is reasonably possible that these estimates could change in the near term.

Inventories consisted of the following:


                                                                                    JUNE 30,
AMOUNTS IN THOUSANDS:                                                         1998             1997
                                                                           --------         -------
    Purchased parts and raw materials                                      $    919         $ 2,258
    Work-in-process                                                             613             570
    Finished goods                                                              659               -
                                                                           --------         -------
                                                                           $  2,191         $ 2,828
                                                                           --------         -------
                                                                           --------         -------



PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are generally depreciated over the estimated useful lives of the assets (five years) using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful lives of the assets or the remaining lease term.

REVENUE RECOGNITION AND PRODUCT WARRANTY

Sales are generally recognized upon shipment. The Company provides a reserve for the estimated costs of installation and warranty at the time of sale. Maintenance and service revenues are recognized as the related work is performed. Deferred revenues consist primarily of customer deposits.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit cash investments to short-term, low risk investments. Additionally, the Company grants credit to customers who are concentrated in the semiconductor industry. The Company performs ongoing credit evaluations of its customers' financial condition, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. At June 30, 1998, two customers accounted for 88% of total accounts receivable. At June 30, 1997, two customers accounted for 77% of total accounts receivable.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements for periods beginning after December 15, 1997. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources including unrealized gains and losses on available for sale securities. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company does not expect that adoption of this standard will have a material effect on the Company's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". This statement establishes standards for the way companies report information about operating segments in annual and interim financial statements for periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographical areas and major customers. It is not expected that adoption of SFAS No. 131 will have any impact on the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities for periods beginning after June 15, 1999. SFAS No. 133 requires that all derivatives be recognized at fair value in the statements of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. The Company is currently assessing the disclosure effects of adopting SFAS No. 133.

NOTE 3:  MAJOR CUSTOMERS AND EXPORT SALES

For the years ended June 30, 1998 and 1997, the Company had the following customers who accounted for greater that 10% of sales:


                                         1998             1997
                                         ----             ----
              Customer A                 46%              15%
              Customer B                 27%              28%
              Customer C                 10%                -
              Customer D                   -              19%



For the years ended June 30, 1998 and 1997, international sales, consisting of export sales from the U.S., were as follows:


                                          1998             1997
                                          ----             ----
               Europe                     7%               10%
               Asia/Pacific               2%               30%



NOTE 4: BORROWINGS

During fiscal year 1996, the Company entered into a $1,300,000 revolving line of credit with a bank to finance $650,000 of domestic accounts receivable and $650,000 of foreign accounts receivable. In addition, the Company entered into a $1,000,000 term line of credit to finance capital equipment. The accounts receivable lines and the capital equipment line were to expire on January 2, 1998 and December 3, 2001, respectively. As of June 30, 1997, $475,000 was outstanding on the domestic line of credit and $900,000 was outstanding under the capital equipment term line. These amounts are included in current and long-term borrowings under lines of credit on the accompanying balance sheet at June 30, 1997. The credit lines were terminated in April 1998, and amounts outstanding thereunder were repaid in full. During fiscal year 1998, the Company entered into a factoring arrangement which allowed the Company to borrow up to 80% of eligible accounts receivable balances. Borrowings under the arrangement are full recourse, subject to a 1/2% administrative fee of the amount borrowed, accrue interest at 2% per month of the average daily account balance and are secured by receivables, inventory and equipment. At June 30, 1998, $683,000 was outstanding under the factoring arrangement.

NOTE 5: COMMITMENTS AND CONTINGENCIES

The Company leases its primary operating facility in Fremont, California under an operating lease. Under the terms of the operating lease, monthly rent payments are scheduled to escalate over the period of the lease. The Company records rent expense on a straight-line basis over the lease period. The minimum future lease payments at June 30, 1998 required under the Company's operating lease is as follows (in thousands):


         FISCAL YEAR               OPERATING
       ENDING JUNE 30,               LEASE
       --------------              ---------
             1999                 $      628
             2000                        647
             2001                        667
             2002                        687
             2003                        585
                                  ----------
Total Minimum payments            $    3,214
                                  ----------
                                  ----------



Rent expense was approximately $615,000 and $620,000 for fiscal 1998 and 1997, respectively.

NOTE 6:  INCOME TAXES

Deferred tax assets of $213,000 at June 30, 1997, consisting primarily of the tax effects of temporary differences between the carrying value of certain accrued expenses and reserves for financial reporting purposes and the amounts reported for income tax purposes and were included in prepaid expenses and other current assets. Deferred tax assets of approximately $4,000,000 at June 30, 1998, consisting primarily of the tax effects of net operating loss carryforwards, are fully reserved due to the uncertainty of their realization based upon the weight of currently available information.

The income tax benefit consists of the following for the years ended June 30 (in thousands):


                  1998         1997
                -------      -------
Current         $   677      $ 2,095
Deferred           (213)        (274)
                -------      -------
                $   464      $ 1,821
                -------      -------
                -------      -------



The difference between the statutory tax rate and the Company's effective tax rate is primarily due to changes in the valuation allowance related to certain net operating losses and to the payment of state income taxes, net of the federal tax impact. As of June 30, 1998, the Company had net operating loss carryforwards of approximately $10,000,000, which expire primarily in fiscal 2018.

NOTE 7:  CONVERTIBLE PREFERRED STOCK

As of June 30, 1998, the Company had issued 400,000 shares of Series A Convertible Preferred Stock (Series "A"). In connection with the issuance of Series A, the holder was given an option to purchase the outstanding shares of the Company for an amount based on a valuation formula wherein the total valuation of the Company would not be less than $45,000,000. This option expired on July 15, 1998. Other rights, restrictions and preferences of the Series A are as follows:

- Each share of Series A is convertible, at the right and option of the shareholder, into one share of common stock.
- Each shareholder of Series A is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.
- Each share of Series A will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock from which the Company receives proceeds in excess of $10,000,000 and for which the offering price is not less than $10.00 per share of common stock or immediately upon the closing of the acquisition of a majority of the then outstanding shares of the Company's common stock by holders of the majority of the then outstanding shares of the series A Convertible Preferred Stock.
- Each shareholder of Series A is entitled to receive annual dividends at the rate of $1.50 per share, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.
- In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, each shareholder of Series A will be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $15.00 per share. If the full amount is not available for distribution, amounts will be paid out in pro-ration to the aggregate preferential amounts owed.

Subsequent to June 30, 1998, in conjunction with the acquisition of the Company by Mattson Technology, Inc. ("Mattson") as further described in Note 12, the Series A was converted to Company common stock and then exchanged for Mattson Common Stock in a ratio of one share of Mattson Common Stock for each three shares of Company common stock outstanding.

NOTE 8: COMMON STOCK

As of June 30, 1998, the Company had reserved shares of common stock for future issuance as follows (in thousands):


         Conversion of Series A Convertible Preferred Stock            400
         Exercise of stock options                                     397
                                                                       ---
                                                                       797
                                                                       ---
                                                                       ---


NOTE 9: STOCK INCENTIVE PLAN

In 1994, the Board of Directors approved the 1994 Stock Incentive Plan (the "Plan"). Under the Plan, incentive and non-qualified stock options to purchase up to 400,000 shares may be granted to employees and outside directors of the Company. The exercise price per share will not be less than the fair value as determined by the Board of Directors at the date of grant. Options become exercisable as determined by the Board of directors, which is generally ratably over four years from the date of grant, and expire ten years after the date of grant.

Option activity under the Plan for the year ended June 30, 1998 and 1997 is as follows:


                                                                        OPTIONS OUTSTANDING
                                                               ----------------------------------------
                                      SHARES AVAILABLE                                 WEIGHTED AVERAGE
                                          FOR GRANT            NUMBER OF SHARES         EXERCISE PRICE
                                      ----------------         ----------------        ----------------
Balance at June 30, 1996                     140,500              259,500                      $1.64

  Exercised                                        -               (3,541)                     $1.20
  Canceled                                     7,209               (7,209)                     $1.43
  Granted                                    (60,500)              60,500                      $2.50
                                      ----------------         ----------------

Balance at June 30, 1997                      87,209              309,250                      $1.78

  Canceled                                    80,073              (80,073)                     $2.41
  Granted                                   (106,500)             106,500                      $2.50
                                      ----------------         ----------------
Balance at June 30, 1998                      60,782              335,677                      $1.82
                                      ----------------         ----------------
                                      ----------------         ----------------


The following table summarizes information about stock options outstanding at June 30, 1998:


                        OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
----------------------------------------------------------------        -----------------------------------
                                NUMBER                                        NUMBER            WEIGHTED
  RANGE OF EXERCISE        OUTSTANDING AS OF    WEIGHTED AVERAGE         EXERCISABLE AS OF      AVERAGE
        PRICES              JUNE 30, 1998        EXERCISE PRICE            JUNE 30, 1998     EXERCISE PRICE
-------------------        -----------------    ----------------         -----------------   --------------
    $0.35 - $1.32             143,646                 $0.90                   125,206             $0.86
        $2.50                 192,031                 $2.50                    85,231             $2.50
-------------------        -----------------    ----------------         -----------------   --------------
    $0.35 - $2.50             335,677                 $1.82                   210,437             $1.52
-------------------        -----------------    ----------------         -----------------   --------------
-------------------        -----------------    ----------------         -----------------   --------------



In July 1998, the Company terminated the stock option plan. As part of the termination agreement and the acquisition agreement with Mattson, the Company offered employees $1.00 cash for each option outstanding or the right to convert three options of the Company to one option of Mattson. The Company paid approximately $271,000 to employees in exchange for the outstanding options and the balance of approximately 65,000 options were exchanged for approximately 22,000 Mattson options with an exercise price which was one third the existing exercise price.

In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company adopted SFAS No. 123 in fiscal 1997, and in accordance with the provisions of SFAS No. 123, the Company has elected to continue to apply APB Opinion 25 in accounting for its stock option plan. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net loss in 1998 would have increased to $12,496,000 and the net loss in 1997 would have increased to $3,090,000.

The weighted average fair values of options granted during fiscal year 1998 and 1997 were $0.41 and $0.44, respectively. The options outstanding at June 30, 1998 have a weighted average contractual remaining life of 7.3 years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1998 and 1997; risk-free interest rates of 6% to 6.4%; expected dividends of 0%; expected lives of 3 years beyond grant date; and expected volatility of 0.01%.

NOTE 10: EMPLOYEE BENEFIT PLAN

Effective January 1, 1994, the Company adopted an employee benefit plan that covers substantially all employees. The Company may make discretionary contributions to this employee benefit plan and contributions vest immediately. The Company contributed $0 and $105,000 to the Employee Benefit Plan during the years ended June 30, 1998 and 1997, respectively.

NOTE 11: SUBORDINATED CONVERTIBLE DEBENTURE

In October 1997, the Company issued 3% subordinated convertible debentures in the principal amount of $4,000,000 to the Series A shareholder. The agreement required the principal amount to be repaid in five equal annual amounts beginning in December 1998, with interest payments due quarterly. In conjunction with the acquisition of the Company by Mattson, as described in Note 12, the debenture and all accrued interest payments were paid in full in August 1998. As a result, this debenture has been reflected as a current liability in the accompanying balance sheet at June 30, 1998.

NOTE 12: SUBSEQUENT EVENT

On July 24, 1998, Mattson acquired the Company. Under the terms of the agreement, each share of Concept common stock issued and outstanding and held by the former shareholders of the Company was converted into the right to receive one-third of a share of Mattson Common Stock. Of the 795,136 shares of Mattson Common Stock issued in connection with the merger (the "Mattson Shares"), 89,514 shares, will be held in escrow for one year as security against breaches by the Company of the representations, warranties and covenants made under the agreement. Notwithstanding the foregoing, an aggregate of 100,000 shares from the Mattson Shares otherwise issuable to the shareholders of the Company as a result of the merger shall not be issued initially and shall only be issued if the Company achieves net revenues of $16,667,000 during the first twenty-four
(24) full calendar months following the closing date. In addition, up to 447,569 additional shares of Mattson Common Stock may be issued to the Company shareholders at the end of the twenty-four month period if the Company meets the revenue milestones stated above and Mattson's closing share price for its Common Stock does not reach at least $12 per share for any consecutive ten (10) day trading period during the twenty-four month period following the closing date.

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and Shareholder of Concept Systems Design, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Concept Systems Design, Inc. at June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.








PricewaterhouseCoopers LLP

San Jose, California
April 15, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors of
Concept Systems Design, Inc.


We have audited the accompanying balance sheet of Concept Systems Design, Inc. (a California corporation) as of June 30, 1997 and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concept Systems Design, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Arthur Andersen LLP

San Jose, California
September 4, 1997

         (b) Unaudited pro-forma condensed combined statement of operations for the Year ended December 31, 1998.

The following unaudited pro forma condensed combined statement of operations gives effect to the merger of Mattson Technology, Inc. (Mattson) and Concept Systems Design, Inc. (Concept) using the purchase method of accounting in accordance with generally accepted accounting principles. Mattson is considered the accounting acquirer. The unaudited pro forma condensed combined statement of operations is based upon the historical financial statements of the respective companies. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 1998 assumes the merger took place as of January 1, 1998 and combines Mattson's consolidated statement of operations for the twelve months ended December 31, 1998 (which includes Concept operations from the date of acquisition of July 24, 1998 to December 31, 1998) with Concept's unaudited statement of operations for the period January 1, 1998 to July 23, 1998. The unaudited pro forma condensed combined statement of operations is based on the estimates and assumptions set forth in the notes to such statement. The pro forma adjustments are based on a valuation of Concept, made in connection with the development of the pro forma information to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma condensed combined statement of operations does not purport to be indicative of the results of operations for future periods or the combined results that would have been realized had the companies been a single entity during this period. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical financial statements and related notes thereto of Concept, which are included elsewhere herein and the historical consolidated financial statements of Mattson included in Mattson's December 31, 1998 Annual Report on Form 10-K previously filed with the Securities and Exchange Commission.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)


                                                  MATTSON TECHNOLOGY,      CONCEPT SYSTEMS                  PRO FORMA
                                                  -------------------      ---------------                  ---------
                                                         INC.               DESIGN, INC.
                                                         ----               ------------
                                                                               PERIOD
                                                                               ------
                                                  FOR THE YEAR ENDED      JANUARY 1, 1998
                                                  ------------------      ---------------
                                                   DECEMBER 31, 1998      TO JULY 23, 1998
                                                   -----------------      ----------------
                                                                                                ADJUSTMENTS           COMBINED
                                                                                                -----------           --------
Net sales                                         $        59,186          $    5,938           $        -         $   65,124
Cost of sales                                              37,595               4,891                  455  (a)        42,941
                                                  ---------------          ----------           -=--------         ----------
  Gross profit                                             21,591               1,047                 (455)            22,183
                                                  ---------------          ----------           ----------         ----------
Operating expenses:
                                                                                                        58  (c)
                                                                                                       101  (a)
                                                                                                ----------
  Research, development and engineering                    16,670               5,316                  159             22,145
  Acquired in-process research  and                                                             ----------
    development                                             4,220                                   (4,220) (d)

                                                                                                       192  (b)
                                                                                                        39  (a)
                                                                                                ----------
  Selling, general and administrative                      24,542               2,223                  231             26,996
                                                  ---------------          ----------           ----------         ----------
    Total operating expenses                               45,432               7,539               (3,830)            49,141
                                                  ---------------          ----------           ----------         ----------
Income (loss) from operations                             (23,841)             (6,492)               3,375            (26,958)
Interest and other income (expense), net                    1,811                (370)                   -              1,441
                                                  ---------------          ----------           ----------         ----------
Income (loss) before income taxes                         (22,030)             (6,862)               3,375            (25,517)
Provision for (benefit from) income taxes                     337                (220)                   -                117
                                                  ---------------          ----------           ----------         ----------
Net income (loss)                                 $       (22,367)         $   (6,641)          $    3,375         $  (25,634)
                                                  ---------------          ----------           ----------         ----------
                                                  ---------------          ----------           ----------         ----------
Net loss per share:
    Basic                                         $         (1.52)                                                 $    (1.68)
                                                  ---------------                                                  ----------
                                                  ---------------                                                  ----------
    Diluted                                       $         (1.52)                                                 $    (1.68)
                                                  ---------------                                                  ----------
                                                  ---------------                                                  ----------
Weighted average shares outstanding:

    Basic                                                  14,720                                                      15,235    (e)
                                                  ---------------                                                  ----------
                                                  ---------------                                                  ----------
    Diluted                                                14,720                                                      15,235
                                                  ---------------                                                  ----------
                                                  ---------------                                                  ----------









        See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.  The Acquisition

       The pro forma condensed combined financial information reflects the acquisition of Concept on July 24, 1998 for 795,136 shares of Mattson Common Stock. The purchase price of the acquisition of $4,689,000, which includes $650,000 of estimated acquisition related costs, was used to acquire the net assets of Concept. The purchase price for pro forma purposes was allocated to assets acquired and liabilities assumed based on the book value of Concept's current assets and liabilities, which management believes approximates their fair value, the estimated fair value of property and equipment, based on management's estimates of fair value, and an independent appraisal for all other identifiable assets. The excess of the purchase price over the net tangible and intangible assets acquired and liabilities assumed has been allocated to goodwill. The allocation of the purchase price is as follows (in thousands):


              Property and equipment                              $    3,055
              Current and other assets                                 4,041
              Liabilities assumed                                    (13,570)
              Goodwill                                                 1,643
              Acquired in-process research and development             4,220
              Acquired developed technology and workforce              5,300
                                                                   ---------
                                                                   $   4,689
                                                                   ---------
                                                                   ---------



       The amounts summarized above were recorded by Mattson in the third quarter of 1998. In the first quarter of 1999, a preacquisition contingency was resolved which reduced the liabilities assumed from Concept by approximately $2.2 million. Under the provisions of Statement of Financial Accounting Standards No. 38, this has been recorded by Mattson in the first quarter of 1999 on a prospective basis as an elimination of previously recorded goodwill and a pro-rata reduction of the balance to the acquired developed technology, workforce and property and equipment.

       In addition to the purchase price shown above, the agreement for the acquisition of Concept also includes the contingent distribution of shares of Common Stock of Mattson of 100,000 shares that will be issued to the Concept shareholders if Concept achieves net revenues of at least $16,667,000 during the first twenty-four full calendar months following the acquisition date. Up to an additional 447,569 shares of Mattson Common Stock will be issued to the Concept shareholders if the net revenue milestone is achieved and the stock price of Mattson Common Stock does not reach at least $12 per share for any consecutive ten day trading period during the twenty-four full calendar months following the acquisition. Additional shares issued, if any, will be valued at the fair value of the shares at the date of issue and will result in goodwill.

2.  Unaudited Pro forma Condensed Combined Statement of Operations

       The following adjustments were applied to the historical statements of operations for Mattson (including Concept operations from July 24, 1998) for the year ended December 31, 1998 and Concept for the period January 1, 1998 to July 23, 1998 to arrive at the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 as though the acquisition took place on January 1, 1998:

                  (a) To reflect amortization of the fair values of the developed technology and work force over periods ranging from 3 to 7 years.

                  (b) Adjustment to recognize amortization of goodwill arising from the merger over 5 years.

                  (c) To reflect the net change in depreciation related to the change in fair value of property and equipment over 5 years.

                  (d) The one time charge to expense for the fair value of in-process research and development has been excluded from the unaudited pro forma condensed combined statement of operations since it is a non-recurring charge.

                  (e) Shares used in the per share calculation reflect 795,136 shares issued to shareholders as if they were outstanding from the beginning of the period presented. Basic and diluted weighted average shares outstanding are the same in each period because of the pro forma combined net loss.


         (c)      Exhibits


Exhibit No.       Description
-----------       -----------
23.1              Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2              Consent of Arthur Andersen LLP, independent public accountants.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 2 to Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                             MATTSON TECHNOLOGY, INC.



Date:  May 6, 1999           By:   /s/ Brian McDonald
                                   ---------------------
                                   Brian McDonald
                                   Vice President of Finance and Chief Financial
                                   Officer

                                  EXHIBIT INDEX


    Exhibit No.                                   Description
    -----------                                   -----------
       23.1          Consent of PricewaterhouseCoopers LLP, independent accountants.

       23.2          Consent of Arthur Andersen LLP, independent public accountants.
